As filed with the Securities and Exchange Commission on November 4, 2002.

                                                  Registration No. 333-_________
                    ________________________________________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    ________________________________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         PATRIOT NATIONAL BANCORP, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

                                   Connecticut
                                   -----------
         (State or other jurisdiction of incorporation or organization)

                                   06-1559137
                                   ----------
                      (I.R.S. Employer Identification No.)

                               900 Bedford Street
                           Stamford, Connecticut 06901
                                 (203) 324-7500
                                 --------------

   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                Philip W. Wolford
                             Chief Operating Officer
                         Patriot National Bancorp, Inc.
                               900 Bedford Street
                           Stamford, Connecticut 06901
                                 (203) 324-7500
                                 --------------
       (Name, address, including zip code, and telephone number, including area codee, of agent for service)

       Copies of all communications, including communications sent to the agent for service of process, should be sent to:

                              Paul G. Hughes, Esq.
                             Cummings & Lockwood LLC
                               Four Stamford Plaza
                                 107 Elm Street
                           Stamford, Connecticut 06902
                                 (203) 351-4207
                                 --------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                                    Calculation of Registration Fee

----------------------- --------------------- --------------------- --------------------- ---------------------
                                                Proposed maximum      Proposed maximum
 Title of each class                           offering price per    aggregate offering
 of securities to be        Amount to be           share (1)             price (1)             Amount of
      registered             registered                                                     registration fee
----------------------- --------------------- --------------------- --------------------- ---------------------

Common Stock, $2.00        193,000 shares            $8.55               $1,650,150             $151.82
par value


_________

     (1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, based upon the average of the bid and asked price of a share of Common Stock of Patriot National Bancorp, Inc. on the Nasdaq Small Cap Market on October 31, 2002.

                               ___________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                 Subject to Completion. Dated November 4, 2002.

                                 193,000 Shares

                         PATRIOT NATIONAL BANCORP, INC.
                               900 Bedford Street
                           Stamford, Connecticut 06901

                                  COMMON STOCK
                            Par value $2.00 per share


     This prospectus relates to the offer and sale from time to time by or for the account of Angelo De Caro of up to 193,000 shares of the common stock of Patriot National Bancorp. Mr. De Caro is our Chairman and Chief Executive Officer.

     We are a bank holding company, and our subsidiary, Patriot National Bank, is a national banking association headquartered in Stamford, Connecticut. Patriot National Bank also operates branch offices in Greenwich, Old Greenwich and Norwalk, Connecticut. Our executive offices are at 900 Bedford Street, Stamford, Connecticut, and our telephone number there is (203) 324-7500.

     We issued the common stock covered by this prospectus in a private placement in 2000. We will not receive any part of the proceeds from the sale of the common stock offered hereby. Mr. De Caro will pay all applicable stock transfer taxes and brokerage commissions and will bear all other expenses in connection with the offering made hereunder, including our legal and accounting fees.

     The common stock covered by this prospectus may be offered for sale and sold by or on behalf of Mr. De Caro from time to time on the Nasdaq Small Cap Market (or other exchange upon which the common stock may be listed at the time of sale) at prevailing market prices, in privately negotiated transactions at negotiated prices, in a combination of such methods of sale, or otherwise as determined by the seller. Mr. De Caro or any person acting on his behalf may effect such transactions by selling the common stock covered by this prospectus to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from theseller, the purchasers of the common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Plan of Distribution."

     An investment in our common stock involves certain risks. See "Risk Factors" on page 1.

     Our common stock is quoted on the Nasdaq Small Cap Market under the symbol "PNBK."

                               ___________________

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.

                               ___________________


                      Prospectus dated _____________, 2002.


--------------------------------------------------------------------------------
The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                                                           TABLE OF CONTENTS

                                                                            Page
                                                                            ----
RISK FACTORS. .................................................................1
PATRIOT NATIONAL BANCORP.......................................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................3
THE OFFERING...................................................................4
USE OF PROCEEDS................................................................4
"SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION REFORM ACT
        OF 1995................................................................4
SELLING SHAREHOLDER............................................................5
PLAN OF DISTRIBUTION...........................................................5
LEGALITY.......................................................................6
EXPERTS........................................................................7
DISCLOSURE OF THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES
        ACT LIABILITIES........................................................7
WHERE YOU CAN FIND MORE INFORMATION............................................7


     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PATRIOT NATIONAL BANCORP, BY THE SELLING SHAREHOLDER OR BY ANY OTHER PERSON DEEMED TO BE AN UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PATRIOT NATIONAL BANCORP SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK COVERED BY THIS PROSPECTUS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  RISK FACTORS

     You should consider carefully the following factors, as well as the other information set forth in this prospectus and the documents incorporated by reference into this prospectus, prior to making an investment in our common stock. If any of the following risks and uncertainties actually occur, our business, financial condition or operating results may be materially and adversely affected. In this event, the trading price of our common stock may decline and you may lose part or all of your investment.

RISKS RELATED TO THE FINANCIAL SERVICES BUSINESS

               There are many entities that now provide financial services similar to the products we offer some of which are not subject to the extensive regulation that we are subject to.

     Competition in the financial services business comes not only from bank holding companies, commercial banks, savings banks and savings and loan associations but also from consumer finance companies, credit unions, factors, mortgage brokers, insurance companies, securities brokerage firms, money market mutual funds and private lenders. Many of the non-bank financial service companies that we compete against are not subject to the extensive regulation we are subject to both as a bank holding company and, through Patriot National Bank, as a bank.

               Government regulation, monetary policy and other economic factors may make it difficult for us to attract deposits or to make loans.

     From time to time, there are changes in governmental economic and monetary policy and banking and credit regulations. Changes in these policies may make it more difficult for us to attract deposits and to make loans and may also affect the demand for our other services. The rates of interest payable on deposits and chargeable on loans may be subject to governmental regulation and are affected by fiscal policy as well as national, state and local economic conditions.

               Changes in interest rates may reduce our net interest income because the interest rates we can charge on loans may not increase or decrease at the same time, or to the same degree, as the interest we need to pay to attract deposits.

     Our results of operations depend to a large extent on the level of our net interest income. "Net interest income" is the difference between interest income from interest-earning assets (such as loans and investments) and interest expense on interest-bearing liabilities (such as deposits and borrowings). If interest rate fluctuations cause our cost of funds to increase faster than our yield on interest-bearing assets, our net interest income will be reduced. To the extent that our assets include fixed rate deposits and loans, we may not be able to respond to interest rate fluctuations to maintain our net interest income. In addition, fluctuations in interest rates may affect the value of our fixed rate assets.

               Both we and our subsidiary bank are subject to regulations concerning the level of our capital. If we do not maintain appropriate levels of capital, we could be subject to higher deposit insurance premiums and other sanctions from our regulatory authorities.

     To be considered "well-capitalized," a bank holding company generally must maintain a leverage capital ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. If we fail to maintain these minimum ratios, we may no longer be classified as "well-capitalized." A failure to be "well-capitalized" could have a negative effect on our ability to conduct our business and could subject us to additional regulatory scrutiny or requirements. If we are not classified as "well-capitalized," our premiums for deposit insurance would also increase significantly.

RISKS RELATED TO OUR BUSINESS AND STRATEGY

               Our business is to operate a community bank. Our assets at June 30, 2002 were approximately $222 million, and our total shareholders' equity at June 30, 2002 was approximately $18 million. Because of our size and capitalization, we are not able to offer all of the products and services that our larger competitors can offer.

     We compete not only with other community banks in our service area but also with banks or bank subsidiaries of bank holding companies that are substantially bigger than we are both in total assets and in shareholders' equity. These larger banks can offer products and services that it is impossible or impracticable for us to provide. For example, the principal amount of loans we can make to any one borrower is limited based on the amount of our capital, and we do not provide trust services. Our business and results of operations may be adversely affected because there are products and services we do not offer.

               Our strategy has been to offer a broad range of consumer and commercial banking services with an emphasis on serving the needs of individuals, small and medium-sized businesses and professionals with an emphasis on personalized service. If we are not able to meet the needs of our customers or to distinguish our service from that of other banks, we would expect that our business would be adversely affected.

     Our strategy has been to offer basic consumer and commercial banking services with an emphasis on providing personalized service to our customers. There are financial products that may be needed by our customers and potential customers that we are not able to provide. If we are not able to meet the banking needs of our customers or if we do not distinguish ourselves on the basis of our service, we would expect that our business and results of operations would be adversely affected.

GENERAL RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK

               Our common stock is not FDIC-insured.

     SHARES OF OUR COMMON STOCK ARE EQUITY SECURITIES. THEY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

               As of September 30, 2002, our directors and executive officers owned approximately 1,050,037 shares of our common stock (approximately 43.7% of the shares outstanding). At that date, our directors and executive officers also had the right to acquire 85,133 additional shares upon the exercise of options or warrants within 60 days. Of these shares, Angelo De Caro, our Chairman and Chief Executive Officer, owned 645,000 (or 26.9%).

     As of September 30, 2002, our directors and executive officers as a group owned approximately 1,050,037 shares of our common stock (approximately 43.7% of the shares outstanding. At that date, our directors and executive officers also had the right to acquire 85,133 additional shares upon the exercise of options or warrants within 60 days. Of these shares Mr. De Caro owned 645,000 (or 26.9%). Based on this ownership, our directors and executive officers as a group would have, and Mr. De Caro individually has, a substantial ability to control the outcome of any vote by our shareholders.

               Our common stock is listed on the Nasdaq Small Cap Market. However, the volume of trading in our common stock is relatively small. If the trading volume in our common stock continues to be relatively small, the liquidity of an investment in our common stock could be reduced.

     Our common stock is listed on the Nasdaq Small Cap Market. However, the volume of trading in our common stock has historically been relatively small. If the trading volume in our common stock continues to be relatively small, the liquidity of an investment in our common stock could be reduced.

               Anti-takeover provisions in our bylaws and under Connecticut law may reduce the likelihood of a potential change of control. A change of control of us would also require regulatory approvals.

     Provisions of our bylaws may have the effect of discouraging, delaying or preventing a change in control of us or unsolicited acquisition proposals that a shareholder might consider favorable. These include a provision prohibiting the taking of action by shareholders by written consent.

     In addition, Connecticut law makes it difficult for shareholders who have recently acquired a large interest in a Connecticut corporation to cause the merger or acquisition of the corporation against the directors' wishes. In addition, any change of control of us would require regulatory approvals.

                            PATRIOT NATIONAL BANCORP

     Patriot National Bancorp is a Connecticut corporation whose business consists of the ownership of all of the capital stock of Patriot National Bank, a national banking association. Patriot National Bank offers a range of banking services to commercial and individual customers primarily in southwestern Connecticut. Patriot National Bank maintains banking offices at its headquarters in Stamford, Connecticut and its branch offices in Greenwich, Old Greenwich and Norwalk, Connecticut.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that we have filed with the Securities and Exchange Commission are incorporated into this prospectus by reference:

     1. Our Annual Report on Form 10-KSB for the year ended December 21, 2001;

     2. Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002 and June 30, 2002, as amended;

     3. Our definitive Proxy Statement distributed in connection with our Annual Meeting of Shareholders held on June 18, 2002; and

     4. The description of our common stock contained in our Current Report on Form 8-K dated December 1, 1999.

     All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all the common stock offered has been sold, or which deregisters all common stock then remaining unsold hereunder, shall be incorporated by reference into this prospectus and to be a part hereof (and of the registration statement) from the date of filing of such documents. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     To the extent that an independent auditor audits and reports on our financial statements issued at future dates and consents to the use of its reports thereon, such financial statements shall also be incorporated by reference in this prospectus (and the registration statement) in reliance upon their reports and their authority as experts in accounting and auditing.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all information that has been incorporated by reference herein (other than exhibits to such information, unless such exhibits are specifically incorporated into any such information). Requests should be directed to us at 900 Bedford Street, Stamford, Connecticut 06901, Attention:
Philip W. Wolford, Chief Operating Officer. Mr. Wolford may also be contacted at
(203) 324-7500.

                                  THE OFFERING

Common stock offered by or on behalf of the selling
shareholder..........................................  193,000 shares

Use of proceeds......................................  We will not receive any proceeds from the sale of
                                                       shares by or on behalf of
                                                       the selling shareholder.

Shares outstanding at September 30, 2002.............  2,400,525

Nasdaq Small Cap symbol..............................  "PNBK"

                                USE OF PROCEEDS

     The common stock covered by this prospectus will be sold for the account of the selling shareholder. None of the proceeds from the sale of the common stock offered hereby will be received by us.

 "SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Certain statements contained in our public reports and, in particular, in the sections captioned "Management's Discussion and Analysis or Plan of Operations," may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to:

     o changes in prevailing interest rates which would affect the interest earned on our interest-earning assets and the interest paid on our interest-bearing liabilities;

     o the timing of repricing of our interest-earning assets and our interest-bearing liabilities;

     o    the effect of changes in governmental monetary policy;

     o the effect of changes in regulations applicable to us and the conduct of our business;

     o changes in competition among financial service companies, including further encroachment of non-banks on services traditionally provided by banks and the impact of recently enacted federal legislation;

     o the ability of our larger competitors to provide products and services which it is impracticable for us to provide;

     o    the effect of opening additional branches; and

     o the effect of any decision we make to engage in any business not historically permitted to us.

     Additional factors may be described from time to time in our filings with the SEC.

     Although we believe we offer the loan and deposit products and have the resources we need for continued success, future revenues and interest spreads and yields cannot be reliably predicted. The trends may cause us to adjust our operations in the future. Because of the foregoing and other factors, recent trends should not be considered reliable indicators of future financial results or stock prices.

                              SELLING SHAREHOLDER

     As of the date of this prospectus, Mr. De Caro owned 645,000 shares (or 26.9%) of our outstanding common stock. Of these shares, 193,000 are covered by this prospectus. If all 193,000 shares are sold by or on behalf of Mr. De Caro and assuming that Mr. De Caro sells no shares other than the shares covered by this prospectus, he would then own 452,000 shares (or 18.8%) of our outstanding common stock.

     Mr. De Caro has been a director of Patriot National Bank since 1998 and of Patriot National Bancorp since its organization in 1999. Mr. De Caro has been Chairman and Chief Executive Officer of Bancorp since 2001 and Chairman of the Board of Directors of Patriot National Bank since 2000. He was President and Chief Executive Officer of Patriot National Bancorp from its organization in 1999 to 2001 and Chief Executive Officer of the Bank from June 1999 until October 2000.

                              PLAN OF DISTRIBUTION

     The common stock offered hereby was issued by us to Mr. De Caro in a private placement in 2000 which was exempt from the registration requirements of the Securities Act.

     The common stock offered hereby may be offered for sale and sold from time to time by Mr. De Caro, or by pledgees, donees, transferees or other successors in interest after the effective date of the registration statement of which this prospectus is a part. Mr. De Caro, or such pledgees, donees, transferees or other successors in interest, will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the Nasdaq Small Cap Market or otherwise, at prevailing prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions.

     The manner in which the common stock offered hereby may be sold include, without limitation, the following:

     o block trades in which the broker-dealer(s) engaged by any of the selling shareholder will attempt to sell common stock as agent but may position or resell a portion of the block as principal to facilitate the transaction;

     o purchases by the broker-dealer(s) as principals and resale by such broker-dealer(s) for their account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    negotiated transactions; and

     o    as otherwise determined by any selling shareholder.

     In effecting sales, broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate.

     In order to comply with the securities laws of certain states, if applicable, the common stock offered hereby may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock offered hereby may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholder.

     The selling shareholder and any brokers, dealers, agents or underwriters who participate in the sale of the common stock offered hereby may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and the commissions paid or discounts allowed to any such brokers, dealers, agents or underwriters, in addition to any profits received on resale of the common stock offered hereby, if any such broker, dealer or agent should purchase any common stock offered hereby as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities with respect to our common stock for a period of one business day prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareholder will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of common stock by the sellingshareholder.

     We will not receive any part of the proceeds from the sale of the common stock offered hereby. The selling shareholder will pay all applicable brokerage commissions, stock transfer taxes and the fees of selling shareholders' counsel in connection with the offer and sale of the common stock offered hereby. Mr. De Caro will bear all other expenses in connection with the offering and the sale of the common stock offered hereby, including all registration and filing fees, printing, messenger and delivery fees, and our legal and accounting fees and expenses. We are not obligated to bear, and will not bear, any underwriting discounts or commissions relating to the use by the selling shareholder of an underwriter in connection with the disposition of the common stock offered hereby.

     We cannot assure you that the selling shareholder will sell any or all of the common stock offered hereby. The common stock offered hereby also may be sold pursuant to an available exemption from the registration requirements of the Securities Act, including without limitation Rule 144 promulgated thereunder. The sale of common stock by "affiliates" (as defined in Rule 144(a) under the Securities Act) are subject to the volume and manner of sale restrictions set forth in Rule 144.

                                    LEGALITY

     The validity of the common stock offered by this prospectus has been passed upon for us by Cummings & Lockwood LLC, Stamford, Connecticut. Principals in the law firm of Cummings & Lockwood LLC, general counsel to us and Patriot National Bank, own in the aggregate approximately 6,500 shares of our common stock having a value of approximately $55,600.

                                     EXPERTS

     Our financial statements as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001, appearing in our Annual Report on Form 10-KSB for the year ended December 31, 2001 have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report thereon dated February 20, 2002 included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     DISCLOSURE OF THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

     Our certificate of incorporation provides that we must, to the fullest extent permitted or required by the Connecticut Business Corporation Act, indemnify any and all persons whom we have the power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Connecticut Business Corporation Act. The indemnification provided for in our certificate of incorporation is not exclusive of any other rights to which those indemnified may be entitled under any law, agreement, vote of shareholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file periodic reports under the Securities Exchange Act that include information about us and Patriot National Bank. We have also filed with the SEC in Washington, D.C. a registration statement under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, we refer you to the registration statement and the documents incorporated herein by reference and the exhibits and schedules thereto. The registration statement, the documents incorporated herein by reference and the exhibits and schedules forming a part thereof may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

     Statements made in this prospectus or in the documents incorporated herein by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed with the SEC, we refer you to the exhibit to the registration statement or the document incorporated herein by reference constituting the contract, agreement or document for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth an itemization of all estimated expenses payable in connection with the distribution of the securities being registered. All of the expenses set forth below are estimates except for the SEC registration fee. All of these expenses will be paid by Angelo De Caro.

       SEC registration fee .................................          $152
       Legal fees and expenses ..............................        15,000
       Accounting fees and expenses .........................         5,000
       Printing expenses ....................................           200
       Miscellaneous ........................................           648
                                                                    -------
            Total ...........................................       $21,000
                                                                    =======

Item 15. Indemnification of Directors and Officers

     Subsection (a) of Section 33-771 of the Connecticut Business Corporation Act, or the CBCA, provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by the CBCA.

     Subsection (b) of Section 33-771 of the CBCA provides that a director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation.

     Subsection (c) of Section 33-771 of the CBCA provides that the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA.

     Subsection (d) of Section 33-771 of the CBCA provides that, unless ordered by a court, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771(a) of the CBCA; or
(2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

     Section 33-772 of the CBCA provides that a corporation shall indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding.

     Subsection (a) of Section 33-776 of the CBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director, and (2) if he is an officer but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. Subsection (c) of Section 33-776 of the CBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification.

     Our certificate of incorporation provides that we must, to the fullest extent permitted or required by the CBCA, indemnify any and all persons whom we have the power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by the CBCA. The indemnification provided for in our certificate of incorporation is not exclusive of any other rights to which those indemnified may be entitled under any law, agreement, vote of shareholders or disinterested directors or otherwise.

     We maintain a liability and indemnification insurance policy in the amount of $5 million issued by Progressive Insurance Company covering all of our officers and directors. The premium for this policy for 2002 is approximately $20,700.

Item 16. Exhibits


  Number                                        Description

    2 Agreement and Plan of Reorganization dated as of June 28, 1999 between Patriot National Bancorp, Inc. and Patriot National Bank (incorporated by reference to Exhibit 2 to the Current Report on Form 8-K of Patriot National Bancorp, Inc. dated December 1, 1999 (Commission File No. 000-29599))

   4(1) Certificate of Incorporation of Patriot National Bancorp, Inc. (incorporated by reference to Exhibit 3(i) to the Current Report on Form 8-K of Patriot National Bancorp, Inc. dated December 1, 1999 (Commission File No. 000-29599))

   4(2) By-laws of Patriot National Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8-K of Patriot National Bancorp, Inc. dated December 1, 1999 (Commission File
           No. 000-29599))

    5      Opinion of Cummings & Lockwood LLC

  23(1)    Consent of McGladrey & Pullen, LLP

  23(2)    Consent of Cummings & Lockwood LLC (included in Exhibit 5)

    24     Power of Attorney

Item 17. Undertakings

     We hereby undertake:

     To file, during any period in which offers or sales of securities are made a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

     For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering; and

     To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions of our Certificate of Incorporation or Bylaws or applicable Connecticut law, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifes that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on November 4, 2002.

                                          PATRIOT NATIONAL BANCORP, INC.



                                          By:   /s/ PHILIP W. WOLFORD
                                             ------------------------------
                                                   Philip W. Wolford
                                                   Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      Name                 Title
      ----                 -----
ANGELO DE CARO        Chairman and Chief Executive    )
                      Officer and Director (Principal )
                      Executive Officer)              )
                                                      )
ROBERT F. O'CONNELL   Senior Executive Vice President,)
                      Chief Financial Officer and     )
                      Director (Principal Financial   )
                      Officer)                        )
MICHAEL A. CAPODANNO  Vice President and Controller   )
                      (Controller)                    )
                                                      )
FRED A. DECARO, JR.   Director                        )
                                                      )
JOHN J. FERGUSON      Director                        )
                                                      ) By:/s/ PHILIP W. WOLFORD
                                                      )    ---------------------
JOHN A. GEOGHEGAN     Director                        )   Philip W. Wolford
                                                      )   Attorney-in-fact
L. MORRIS GLUCKSMAN   Director                        )
                                                      )    November 4, 2002
CHARLES F. HOWELL     Director                        )
                                                      )
MICHAEL INTRIERI      Director                        )
                                                      )
RICHARD NACLERIO      Director                        )
                                                      )
PAUL C. SETTELMEYER   Director                        )
                                                      )
PHILIP W. WOLFORD     Director                        )

                                  EXHIBIT INDEX



  Number                       Description

    2 Agreement and Plan of Reorganization dated as of June 28, 1999 between Patriot National Bancorp, Inc. and Patriot National Bank (incorporated by reference to Exhibit 2 to the Current Report on Form 8-K of Patriot National Bancorp, Inc. dated December 1, 1999 (Commission File No. 000-29599))

   4(1) Certificate of Incorporation of Patriot National Bancorp, Inc. (incorporated by reference to Exhibit 3(i) to the Current Report on Form 8-K of Patriot National Bancorp, Inc. dated December 1, 1999 (Commission File No. 000-29599))

   4(2) By-laws of Patriot National Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8-K of Patriot National Bancorp, Inc. dated December 1, 1999 (Commission File
           No. 000-29599))

    5      Opinion of Cummings & Lockwood LLC

  23(1)    Consent of McGladrey & Pullen, LLP

  23(2)    Consent of Cummings & Lockwood LLC (included in Exhibit 5)

    24     Power of Attorney